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                   FINAL TERMS NO. 1755 DATED 29 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF $25,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017, CURRENTLY TOTALING A$ 1,206,895,000.00 (A$ 1,206,895,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)     Issuer:                     Queensland Treasury Corporation

    (ii)    Guarantor:                  The Treasurer on behalf of the
                                        Government of Queensland

2.          Benchmark line:             2017
                                        (to be consolidated and form a single
                                        series with QTC 6% Global A$ Bonds due
                                        14 September, 2017 , ISIN US748305BG31)

3.          Specific Currency or        AUD ("A$")
            Currencies:

4.  (i)     Issue price:                96.708%

    (ii)    Dealers' fees and           No fee or commission is payable in
            commissions paid by Issuer: respect of the issue of the bond(s)
                                        described in these final terms (which
                                        will constitute a "pricing supplement"
                                        for


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                                        purposes of any offers or sales in the
                                        United States or to U.S. persons).
                                        Instead, QTC pays fees and commissions
                                        in accordance with the procedure
                                        described in the QTC Offshore and
                                        Onshore Fixed Interest Distribution
                                        Group Operational Guidelines.

5.          Specified Denominations:    A$1,000

6.  (i)     Issue Date:                 31 October 2007

    (ii)    Record Date (date on and    6 March/6 September. Security will be
            from which security is Ex-  ex-interest on and from 7 March/7
            interest):                  September

    (iii)   Interest Payment Dates:     14 March/14 September

7.          Maturity Date:              14 September 2017

8.          Interest Basis:             6 per cent Fixed Rate

9.          Redemption/Payment Basis:   Redemption at par

10.         Change of Interest Basis or Not Applicable
            Redemption/Payment Basis:

11. (i)     Status of the Bonds:        Senior and rank pari passu with other
                                        senior, unsecured debt obligations of
                                        QTC

    (ii)    Status of the Guarantee:    Senior and ranks pari passu with all its
                                        other unsecured obligations

12.         Method of distribution:     Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

    (i)     Rate(s) of Interest:        6 percent per annum payable
                                        semi-annually in arrears

    (ii)    Interest Payment Date(s):   14 March and 14 September in each year
                                        up to and including the Maturity Date

    (iii)   Fixed Coupon Amount(s):     A$30 per A$1,000 in nominal amount

    (iv)    Determination Date(s):      Not Applicable

    (v)     Other terms relating to     None
            the method of calculating
            interest for Fixed Rate
            Bonds:


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                       PROVISIONS RELATING TO REDEMPTION

14.          Final Redemption Amount:       A$1,000 per bond of A$1,000
                                            Specified Denomination  (N.B. If the
                                            Final Redemption Amount is
                                            different from 100% of the nominal
                                            value the Notes will be derivative
                                            securities for the purposes of the
                                            Prospectus Directive and the
                                            requirements of Annex XII to the
                                            Prospectus Directive Regulation
                                            will  apply and the  Issuer  will
                                            prepare  and publish  a supplement
                                            to the prospectus supplement)



15.          Early Redemption               Not Applicable
             Amount(s) payable on
             redemption for taxation
             reasons or on event of
             default and/or the method
             of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:                 Permanent Global Note not
                                            exchangeable for Definitive Bonds

17.          Additional Financial           Not Applicable
             Centre(s) or other special
             provisions relating to
             Payment Dates:

18.          Talons for future Coupons      No
             or Receipts to be attached to
             Definitive Bonds (and dates
             on which such Talons
             mature):

19.          Other terms or special         Not Applicable
             conditions:

                                  DISTRIBUTION

20.  (i)     If syndicated, names and       Not Applicable
             addresses of Managers and
             underwriting commitments:

     (ii)    Date of Dealer Agreement:      29 October 2007

     (iii)   Stabilizing Manager(s) (if     Not Applicable
             any):


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21.     If non-syndicated, name and           Deutsche Capital Markets Australia
        address of relevant Dealer:           Level 18 Grosvenor Place
                                              225 George St
                                              SYDNEY NSW 2000

        Whether TEFRA D or                    TEFRA Not Applicable
        TEFRA C rules applicable or
        TEFRA rules not applicable:

23.     Additional selling                    Not Applicable
        restrictions:

LISTING APPLICATION

      These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    -------------------
      Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING AND ADMISSION
      TO TRADING

(i)   Listing:                 Bourse de Luxembourg.

(ii)  Admission to trading:    Application has been made for the bonds to be
                               admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                 The bonds to be issued have been rated:

                               S&P:     AAA
                               Moody's: Aaa

                               An obligation rated 'AAA' by S&P has the
                               highest credit rating assigned by Standard &
                               Poor's.  The obligor's capacity to meet its
                               financial commitment on the obligation is
                               extremely strong.
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                               Obligations rated Aaa by Moody's are judged to
                               be of the highest quality with minimal credit risk.

                               A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:             See "Use of Proceeds" section in the
                                            prospectus supplement.

(ii)     Estimated net proceeds:            Not Applicable.

(iii)    Estimated total expenses:          Not Applicable.

5.       YIELD

         Indication of yield:               6.565%

                                            Calculated as 7 basis points less
                                            than the yield on the equivalent A$
                                            Domestic Bond issued by the Issuer
                                            under its Domestic A$ Bond Facility
                                            on the Trade Date.

                                            The yield is calculated on the Trade
                                            Date on the basis of the Issue
                                            Price. It is not an indication of
                                            future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                         US748305BG31

(ii)     Common Code:                       027594204

(iii)    CUSIP Code:                        748305BG3

(iv)     Any clearing system(s) other than  Not Applicable
Depositary Trust Company, Euroclear
Bank S.A./N.V. and Clearstream Banking,
societe anonyme and the relevant
identification number(s):

(v)      Delivery:                          Delivery free of payment

(vi)     Names and addresses of additional  Not Applicable
Paying Agent(s) (if any):